Exhibit 99.1

For Information Contact:

Jeff Unger, Investor Relations

561-514-0115

Andrew Bard, Weber Shandwick

212-445-8368

Casual Male Retail Group to Present at

CIBC World Markets Fifth Annual Consumer Growth Conference

Canton, MA – July 11, 2005 – Casual Male Retail Group, Inc., (NASDAQ: CMRG) will be presenting on July 12, 2005 at the CIBC World Markets Fifth Annual Consumer Growth Conference

David Levin, President and Chief Executive Officer of Casual Male, is scheduled to present at 4:05 p.m. eastern time on Tuesday, July 12, 2005.

The presentation is expected to last approximately 30 minutes and will be broadcast live over the Internet. The live webcast links and the accompanying slide presentations will be available on the Casual Male website at www.casualmale.com/investor and will also be archived for replay.

In addition, CMRG announced today that it joined the Russell Microcap Index. The newly launched Russell Microcap Index, which debuted on July 1, 2005, is an unbiased barometer to compare performance against the genuine microcap marketplace of stocks. Russell recently posted the complete index membership list at www.russell.com/US/Indexes.

About Casual Male Retail Group, Inc.

CMRG, the largest retailer of big and tall men’s apparel with retail operations throughout the United States, London, Canada and England, operates 496 Casual Male Big & Tall stores, 13 Casual Male at Sears-Canada stores, 22 Rochester Big and Tall stores and a direct to consumer business which includes catalog and two e-commerce sites. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol “CMRG.”

The discussion of forward-looking information requires management of Casual Male Retail Group, Inc. to make certain estimates and assumptions regarding its strategic direction and the effect of such plans on its financial results. Casual Male Retail Group, Inc.’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements it made. Casual Male Retail Group, Inc. encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of Casual Male Retail Group, Inc.

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